SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   November 3, 2006 (November 2, 2006)

COMFORCE Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-6081	36-2262248
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

415 Crossways Park Drive, P.O. Box 9006, Woodbury, New York	11797
(Address of principal executive offices)	(Zip Code)

(516) 437-3300
Registrant’s telephone number, including area code

___________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

On November 2, 2006, COMFORCE Corporation (the “Company”) issued a press release announcing its financial results for the three and nine months ended September 24, 2006. A copy of the press release is attached as Exhibit 99.1 hereto.

This release discloses, among other things, in the discussion of results for the three-month period ended September 24, 2006, that:

The Company recognized a tax provision of $808,000 in the third quarter, compared to a tax benefit of $3.5 million in the third quarter of 2005. In the third quarter of 2005, the income tax benefit was principally attributable to the Company’s recognition in that period of $4.3 million from the resolution of certain federal and state income tax contingencies.

Net income for the third quarter was $922,000 or $0.04 per basic share and $0.03 per diluted share, compared to a net income, inclusive of the $4.3 million tax benefit discussed above, of $5.1 million, or $0.29 per basic share and $0.17 per diluted share for same period last year. Excluding the tax benefit of $4.3 million recorded in the third quarter of 2005, the Company would have reported net income of $771,000 for that period.

This release further discloses, in the discussion of results for the nine-month period ended September 24, 2006, that:

The Company recognized a tax provision of $2.3 million for the nine month period ended September 24, 2006, compared to a tax benefit of $3.4 million for the same period last year. The income tax benefit for the 2005 period was principally attributable to a benefit of $4.3 million related to the resolution of certain federal and state income tax contingencies.

COMFORCE reported net income of $2.3 million for the first nine months of 2006, or $0.09 per basic share and $0.07 per diluted share, compared to net income, inclusive of the $4.3 million tax benefit discussed above, of $5.4 million, or $0.27 per basic share and $0.18 per diluted share for the first nine months of 2005. Excluding the $4.3 million tax benefit, the Company would have reported net income of $1.0 million for the first nine months of 2005.

In each of these instances, management has disclosed the non-GAAP measure--net income for the 2005 period exclusive of the recognition of a substantial tax benefit--because it believes that this disclosure (1) provides more meaningful insight into the Company’s core operating performance for 2005 than the GAAP measure of net income, and (2) makes a comparison of the 2006 and 2005 results more meaningful, and is therefore useful to investors.  Furthermore, the disclosure in the current earnings release is consistent with that in the Company’s earnings release for the third quarter of 2005. In the 2005 release, the Company reported the negative effect that excluding this $4.3 million benefit would have had on its net income for the three and nine months ended September 25, 2005.

The Information contained in this Current Report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

99.1 Press release issued November 2, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMFORCE Corporation

By:	/s/ Harry V. Maccarrone
Harry V. Maccarrone
Executive Vice President and Chief Financial Officer

Dated: November 2, 2006

EXHIBIT INDEX

Item	Description
99.1	Press release issued November 2, 2006